UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

CESCA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road

Rancho Cordova, California 95742

(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported, on March 30, 2015, Cesca Therapeutics Inc. (the “Company”) received a notice from the Nasdaq Listing Qualifications Department (“NASDAQ”) notifying the Company that for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 5550(a)(2). In accordance with NASDAQ listing rules, the Company was afforded 180 calendar days, or until September 28, 2015, to regain compliance with the bid price requirement.

The Company was unable to regain compliance with the bid price requirement by September 28, 2015 and, therefore, submitted additional information and a plan to regain compliance to NASDAQ. Pursuant to NASDAQ Listing Rule 5810(c)(3)(A)(ii), on October 15, 2015, NASDAQ granted the Company an additional 180 calendar days, or until March 28, 2016, to regain compliance with the bid price requirement. The NASDAQ determination was based on the fact that the Company currently meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market, and based on the Company’s stated intention to cure the deficiency during the second compliance period. Pursuant to the determination, the Company is required to provide updates to NASDAQ on the implementation of its plan to regain compliance during the second compliance period.

In order to regain compliance, the minimum bid price per share of the Company’s common stock must be at least $1.00 for at least ten consecutive business days during the second 180-day grace period. The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement under the NASDAQ Listing Rules. If the Company fails to regain compliance during this second compliance period, the Company’s common stock will be subject to delisting by NASDAQ. At that time, the Company may appeal the delisting determination to a Hearings Panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cesca Therapeutics Inc.
a Delaware Corporation

Dated: October 16, 2015	/s/ Michael Bruch
Michael Bruch
Interim Chief Financial Officer